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                                                                   EXHIBIT 21.1


              LIST OF SUBSIDIARIES OF U.S. FRANCHISE SYSTEMS, INC.
                              AS OF MARCH 27, 1997

LIST OF SUBSIDIARIES                                            STATE OF INCORPORATION
1.       Microtel Inns and Suites Franchising, Inc.                    Georgia
2.       Hawthorn Suites Franchising, Inc.                             Georgia
3.       Microtel Inns Realty Corp.                                    Georgia
4.       Microtel International, Inc.                                  Georgia
5.       US Funding Corp.                   .                          Georgia
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